EXHIBIT 99.1
NEWS RELEASE
For more information, contact:
David L. Urban
david.urban@flagstar.com
(248) 312-5970

Flagstar Reports First Quarter 2017 Net Income of $27 million, or $0.46 per Diluted Share

Company posts solid quarter despite challenging headwinds

Key Highlights - First Quarter 2017

•	Strong commercial loan growth with period-end commercial and industrial and commercial real estate loans up 11 percent from prior quarter-end and up 58 percent versus same quarter-end last year.

•
Mortgage revenues, including gain on sale and return on MSR, up $10 million, or 19 percent, from fourth quarter 2016, resulting from improved MSR returns; increased purchase mortgage volumes largely offset lower refinance levels.

•	Noninterest expense improved $2 million, or 1 percent, versus prior quarter, on lower mortgage activity despite seasonally higher benefits costs and acquisition-related expenses.

•	Sold $65 million fair value of MSR assets and entered into agreements to sell nearly $200 million additional MSRs in second quarter 2017, successfully executing MSR reduction strategy.

•	Asset quality strong with nonperforming loans declining to $28 million.

•	Strategic goals advanced with acquisition of Stearns’ delegated correspondent business and agreement to acquire certain assets of Opes Advisors.

TROY, Mich., April 25, 2017 - Flagstar Bancorp, Inc. (NYSE:FBC), the holding company for Flagstar Bank, FSB, today reported first quarter 2017 net income of $27 million, or $0.46 per diluted share, as compared to $28 million, or $0.49 per diluted share, in the fourth quarter 2016 and $39 million, or $0.54 per diluted share, in the first quarter 2016.

"We had another good quarter with solid results, despite facing the headwinds of seasonality and higher interest rates in our mortgage business,” said Alessandro DiNello, president and chief executive officer of Flagstar Bancorp, Inc. "Our community bank came through again as a solid contributor to net interest income where strong growth in commercial real estate, commercial and industrial, and mortgage loans partially overcame a decline in warehouse loans. We also saw continued growth in retail deposits at an attractive funding level."

"We saw strong returns on the mortgage servicing rights we hold, reflecting the stronger market we are seeing in this rate environment. In the first quarter, we sold $65 million of our mortgage servicing rights. In the second quarter, we have entered into pending bulk sales of an additional $195 million of mortgage servicing rights under contract at a break-even price, including transaction costs. We have retained servicing on approximately two-thirds of the total MSR sale amount."

"We announced two acquisitions recently to support our position as a national leader in the mortgage industry. First was the purchase of the delegated correspondent business of Stearns Lending. This was an opportunistic acquisition that allows us to become a top five player in this channel. Second was our agreement to purchase certain assets of Opes Advisors, a high-quality retail mortgage originator. This acquisition dovetails nicely with our interest in growing our retail mortgage channel."

"We remain committed to continuing to grow our community bank and solidifying our position as an industry leader in mortgage banking. Looking ahead, we believe we are well positioned to benefit from a stronger economy, a stronger housing market and the pivot to a stronger purchase mortgage market."

First Quarter 2017 Highlights:

Income Statement Highlights
	Three Months Ended
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
	(Dollars in millions)
Net interest income	$83	$87	$80	$77	$79
Provision (benefit) for loan losses	3	1	7	(3)	(13)
Noninterest income	100	98	156	128	105
Noninterest expense	140	142	142	139	137
Income before income taxes	40	42	87	69	60
Provision for income taxes	13	14	30	22	21
Net income	$27	$28	$57	$47	$39

Income per share:
Basic	$0.47	$0.50	$0.98	$0.67	$0.56
Diluted	$0.46	$0.49	$0.96	$0.66	$0.54

Key Ratios
	Three Months Ended					Change (bps)
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	Seq	Yr/Yr
Net interest margin	2.67%	2.67%	2.58%	2.63%	2.66%	0	1
Return on average assets	0.8%	0.8%	1.6%	1.4%	1.2%	(2)	(40)
Return on average equity	7.9%	8.6%	16.5%	11.5%	10.1%	(72)	(220)
Return on average common equity	7.9%	8.6%	17.5%	13.8%	12.2%	(72)	(430)
Efficiency ratio	76.8%	76.7%	59.9%	68.2%	74.5%	10	230

Balance Sheet Highlights
	Three Months Ended					% Change
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	Seq	Yr/Yr
	(Dollars in millions)
Average Balance Sheet Data
Average interest-earning assets	$12,343	$12,817	$12,318	$11,639	$11,871	(4)%	4%
Average loans held-for-sale (LHFS)	3,286	3,321	3,416	2,884	2,909	(1)%	13%
Average loans held-for-investment (LHFI)	5,639	6,163	5,848	5,569	5,668	(9)%	(1)%
Average total deposits	8,795	9,233	9,126	8,631	8,050	(5)%	9%

Net Interest Income

Net interest income decreased $4 million, or 5 percent, to $83 million, as compared to $87 million for the fourth quarter 2016. The results reflected a 4 percent decrease in average earning assets, led by a contraction in warehouse loans, partially offset by increased investment securities, mortgage loans, commercial real estate loans and commercial and industrial loans.

Loans held-for-investment averaged $5.6 billion for the first quarter 2017, decreasing $524 million, or 9 percent,

from the prior quarter. During the first quarter 2017, average warehouse loans fell $852 million, driven by anticipated seasonal factors and lower overall mortgage volumes experienced by the Company's warehouse customers. Commercial loan growth was strong with average commercial real estate loans increasing $109 million, or 9 percent and average commercial and industrial loans increasing $53 million, or 7 percent. Average consumer loans rose $166 million, or 6 percent, driven by an increase in mortgage loans (primarily jumbos).

Average total deposits were $8.8 billion in the first quarter 2017, decreasing $438 million, or 5 percent, from the fourth quarter 2016. The decrease was led by lower company-controlled deposits, partially offset by higher retail deposits. Average retail deposits increased $98 million, or 2 percent, due to growth in consumer savings accounts. Excluding warehouse loans and company-controlled deposits, the Company's HFI loan-to-deposit ratio remained low at 66 percent in the first quarter 2017, as compared to 63 percent in the fourth quarter 2016.

Net interest margin was unchanged at 2.67 percent for the first quarter 2017, as compared to the fourth quarter 2016. During the fourth quarter 2016, the Company terminated certain fixed rate FHLB advances which resulted in a $2 million, or 6 basis point, benefit to interest expense in the prior quarter.

Provision for Loan Losses

The provision for loan losses totaled $3 million for the first quarter 2017, as compared to $1 million for the fourth quarter 2016. The low level of provision expense reflected strong asset quality and largely matched net charge-offs in the quarter.

Noninterest Income

Noninterest income rose $2 million, or 2 percent, to $100 million in the first quarter of 2017, as compared to $98 million for the fourth quarter 2016. The increase was primarily due to an increase in the net return on the mortgage servicing rights, partially offset by a drop in net gain on loan sales and loan fees and charges.

First quarter 2017 net gain on loan sales fell $9 million, or 16 percent, to $48 million, versus $57 million in the fourth quarter 2016. Fallout-adjusted locks fell 2 percent to $6.0 billion due to lower refinance volumes, largely offset by stronger purchase activity. The net gain on loan sale margin fell 13 basis points to 0.80 percent for the first quarter 2017, as compared to 0.93 percent for the fourth quarter 2016. The lower margin was primarily due to competitive factors and the impact of extended turn times, offsetting the impact of lower warehouse loans.

Mortgage Metrics
	Three Months Ended					Change (% / bps)
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	Seq	Yr/Yr
	(Dollars in millions)
Mortgage rate lock commitments (fallout-adjusted) (1)	$5,996	$6,091	$8,291	$8,127	$6,863	(2)%	(13)%
Net margin on mortgage rate lock commitments (fallout-adjusted) (1) (2)	0.80%	0.93%	1.13%	1.04%	0.96%	(13)	(16)
Net gain on loan sales on HFS	$48	57	$94	$85	$66	(16)%	(27)%
Net (loss) return on the mortgage servicing rights (MSR)	$14	$(5)	$(11)	$(4)	$(6)	N/M	N/M
Gain on loan sales HFS + net (loss) return on the MSR	$62	$52	$83	$81	$60	19%	3%
Residential loans serviced (number of accounts - 000's) (3)	393	383	375	358	354	3%	11%
Capitalized value of mortgage servicing rights	1.10%	1.07%	0.96%	0.99%	1.06%	3	4
N/M - Not meaningful
(1) Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.

(2) Gain on sale margin is based on net gain on loan sales (excluding gains from loans transferred from HFI) to fallout-adjusted mortgage rate lock commitments.
(3) Includes loans serviced for own loan portfolio, serviced for others, and subserviced for others.

Loan fees and charges fell to $15 million for the first quarter 2017, as compared to $20 million for the fourth quarter 2016. The decrease primarily reflected lower mortgage loan closings.

Net return on the mortgage servicing rights (including the impact of hedges) increased $19 million and was a net gain of $14 million for the first quarter 2017, as compared to a net loss of $5 million for the fourth quarter 2016. At March 31, 2017, the Company had $295 million of mortgage servicing rights and $195 million fair value of contracted sales that are expected to settle in the second quarter 2017.

The representation and warranty benefit was $4 million for the first quarter 2017, as compared to a $7 million benefit in the fourth quarter 2016. The representation and warranty reserve was reduced to $23 million at March 31, 2017, from $27 million at December 31, 2016, reflecting a continued improvement in risk trends and a repurchase pipeline that was only $6 million at March 31, 2017.

Noninterest Expense

Noninterest expense fell $2 million, or 1 percent, to $140 million for the first quarter 2017, as compared to $142 million for the fourth quarter 2016. During the first quarter 2017, the Company experienced an $8 million decline in mortgage-related expense (commissions and loan processing) as a result of lower mortgage closings, partially offset by a $6 million increase in compensation and benefits expense.

Compensation and benefits increased to $72 million for the first quarter 2017, as compared to $66 million for the prior quarter, substantially all of which was seasonally higher benefits expense.

Commissions were $10 million for the first quarter 2017, as compared to $15 million for the fourth quarter 2016. The $5 million decrease in the first quarter 2017 was primarily attributable to lower mortgage closings this quarter.

The Company's efficiency ratio was unchanged at 77 percent for the first quarter 2017, as compared to the fourth quarter 2016. Excluding $6 million of seasonal benefits expense and $1 million of acquisition-related costs, the Company's adjusted non-GAAP efficiency ratio was 73 percent for the first quarter 2017.

Income Taxes

The first quarter 2017 provision for income taxes totaled $13 million, as compared to $14 million in the fourth quarter 2016. The effective tax rate was unchanged at 33 percent for the first quarter 2017, as compared to the fourth quarter 2016.

Asset Quality

Credit Quality Ratios
	Three Months Ended					Change (% / bps)
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	Seq	Yr/Yr
	(Dollars in millions)
Allowance for loan loss to LHFI	2.4%	2.4%	2.3%	2.6%	2.9%	0	(50)
Allowance for loan loss to LHFI and loans with government guarantees	2.3%	2.2%	2.2%	2.4%	2.7%	10	(40)

Charge-offs, net of recoveries	$4	$2	$7	$9	$12	100%	(67)%
Charge-offs associated with loans with government guarantees	2	1	5	4	3	100%	(33)%
Charge-offs associated with the sale or transfer of nonperforming loans and TDRs	1	—	—	2	6	N/M	N/M
Charge-offs, net of recoveries, adjusted (1)	$1	$1	$2	$3	$3	—%	(67)%

Total nonperforming loans held-for-investment	$28	$40	$40	$44	$53	(30)%	(47)%
Net charge-offs to LHFI ratio (annualized)	0.27%	0.13%	0.51%	0.62%	0.86%	14	(59)
Net charge-off ratio, adjusted (annualized)	0.07%	0.07%	0.15%	0.18%	0.20%	0	(13)
Ratio of nonperforming LHFI to LHFI	0.47%	0.67%	0.63%	0.76%	0.95%	(20)	(48)
N/M - Not meaningful

(1)	Excludes charge-offs associated with loans with government guarantees and charge-offs associated with the sale or transfer of nonperforming loans and TDRs.

The allowance for loan losses was $141 million at March 31, 2017, covering 2.4 percent of loans held-for-investment, as compared to an allowance for loan losses of $142 million at December 31, 2016, covering 2.4 percent of loans held-for-investment.

Net charge-offs in the first quarter 2017 were $4 million, or 0.27 percent of applicable loans, compared to $2 million, or 0.13 percent of applicable loans in the prior quarter. The first quarter 2017 amount included $2 million of net charge-offs associated with loans with government guarantees compared to $1 million in the fourth quarter of 2016.

Nonperforming loans held-for-investment were $28 million at March 31, 2017, compared to $40 million at December 31, 2016, reflecting the sale of lower performing loans during the quarter. As in the prior quarter, there were no nonperforming commercial loans at March 31, 2017. The ratio of nonperforming loans to loans held-for-investment decreased to 0.47 percent at March 31, 2017 from 0.67 percent at December 31, 2016. At March 31, 2017, consumer loan delinquencies totaled $5 million, compared to $10 million at December 31, 2016. As in the prior quarter, there were no commercial loans more than 30 days delinquent at March 31, 2017.

Capital

Capital Ratios (Bancorp)	Three Months Ended					Change (% / bps)
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	Seq	Yr/Yr
Total capital	15.98%	16.41%	15.26%	20.19%	20.97%	(43)	(499)
Tier 1 capital	14.70%	15.12%	13.98%	18.89%	19.67%	(42)	(497)
Tier 1 leverage	9.31%	8.88%	8.88%	11.59%	11.04%	43	(173)
Mortgage servicing rights to Tier 1 capital	23.1%	26.7%	24.6%	19.9%	19.3%	(360)	380
Book value per common share	$24.03	$23.50	$22.72	$23.54	$22.82	2%	5%

The Company maintained a robust capital position with regulatory ratios well above current regulatory quantitative guidelines for "well capitalized" institutions. At March 31, 2017, the Company had a Tier 1 leverage ratio of 9.31 percent, as compared to 8.88 percent at December 31, 2016. The increase in the ratio resulted from earnings retention, MSR sales and a decrease in earning assets, partially offset by a higher phase-in requirement under Basel III.

At March 31, 2017, the Company had a common equity-to-assets ratio of 8.92 percent.

Earnings Conference Call

As previously announced, the Company's first quarter 2017 earnings call will be held Tuesday, April 25, 2017 at 11 a.m. (ET).

To join the call, please dial (877) 852-6583 toll free or (719) 325-4934 and use passcode 6536406. Please call at least 10 minutes before the conference is scheduled to begin. A replay will be available for five business days by calling (866) 375-1919 toll free or (719) 457-0820, using passcode 6536406

The conference call will also be available as a live audiocast on the Investor Relations section of flagstar.com, where it will be archived and available for replay and download. The slide presentation accompanying the conference call will be posted on the site.

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is a $15.4 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, provides commercial, small business, and consumer banking services through 99 branches in the state. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as through 43 retail locations in 23 states. Flagstar is a leading national originator and servicer of mortgage loans, handling payments and record keeping for $83 billion of home loans representing 393,000 borrowers. For more information, please visit flagstar.com.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this news release includes non-GAAP financial measures, such as adjusted noninterest expense, adjusted efficiency ratio and estimated fully implemented Basel III capital levels and ratios. The Company believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand the capital requirements Flagstar will face in the future and underlying performance and trends of Flagstar.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, we use non-GAAP measures as comparative tools, together with GAAP measures, to assist in the evaluation of our operating performance or financial condition. Also, we ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and that they are computed in a manner intended to facilitate consistent period-to-period comparisons. Flagstar’s method of calculating these non-GAAP measures may differ from methods used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in this news release. Additional discussion of the use of non-GAAP measures can also be found in conference call slides, the Form 8-K Current Report related to this news release and in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission. These documents can all be found on the Company’s website at flagstar.com.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of Flagstar Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements can be found in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission, which are available on the Company’s website (flagstar.com) and on the Securities and Exchange Commission's website (sec.gov). Other than as required under United States securities laws, Flagstar Bancorp does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(Dollars in millions)
(Unaudited)

	March 31, 2017	December 31, 2016	March 31, 2016
	(Unaudited)		(Unaudited)
Assets
Cash	$72	$84	$54
Interest-earning deposits	89	74	670
Total cash and cash equivalents	161	158	724
Investment securities available-for-sale	1,650	1,480	1,314
Investment securities held-to-maturity	1,048	1,093	1,253
Loans held-for-sale	4,543	3,177	2,591
Loans held-for-investment	5,959	6,065	5,640
Loans with government guarantees	322	365	462
Less: allowance for loan losses	(141)	(142)	(162)
Total loans held-for-investment and loans with government guarantees, net	6,140	6,288	5,940
Mortgage servicing rights	295	335	281
Federal Home Loan Bank stock	201	180	172
Premises and equipment, net	277	275	256
Net deferred tax asset	273	286	352
Other assets	773	781	854
Total assets	$15,361	$14,053	$13,737
Liabilities and Stockholders' Equity
Noninterest-bearing	$1,831	$2,077	$1,984
Interest-bearing	6,814	6,723	6,485
Total deposits	8,645	8,800	8,469
Short-term Federal Home Loan Bank advances and other	3,186	1,780	1,250
Long-term Federal Home Loan Bank advances	1,200	1,200	1,625
Other long-term debt	493	493	247
Representation and warranty reserve	23	27	40
Other liabilities	443	417	548
Total liabilities	13,990	12,717	12,179
Stockholders' Equity
Preferred stock	—	—	267
Common stock	1	1	1
Additional paid in capital	1,510	1,503	1,489
Accumulated other comprehensive (loss) income	(6)	(7)	(11)
Accumulated deficit	(134)	(161)	(188)
Total stockholders' equity	1,371	1,336	1,558
Total liabilities and stockholders' equity	$15,361	$14,053	$13,737

Flagstar Bancorp, Inc. Condensed Consolidated Statements of Operations (Dollars in millions, except per share data) (Unaudited)

						First Quarter 2017 Compared to:
	Three Months Ended					Fourth Quarter 2016		First Quarter 2016
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	Amount	Percent	Amount	Percent

Interest Income
Total interest income	$110	$111	$106	$99	$101	$(1)	(1)%	$9	9%
Total interest expense	27	24	26	22	22	3	13%	5	23%
Net interest income	83	87	80	77	79	(4)	(5)%	4	5%
Provision (benefit) for loan losses	3	1	7	(3)	(13)	2	N/M	$16	N/M
Net interest income after provision (benefit) for loan losses	80	86	73	80	92	(6)	(7)%	(12)	(13)%
Noninterest Income
Net gain on loan sales	48	57	94	90	75	(9)	(16)%	$(27)	(36)%
Loan fees and charges	15	20	22	19	15	(5)	(25)%	—	—%
Deposit fees and charges	4	5	5	6	6	(1)	(20)%	(2)	(33)%
Loan administration income	5	4	4	4	6	1	25%	(1)	(17)%
Net (loss) return on the mortgage servicing rights	14	(5)	(11)	(4)	(6)	19	N/M	20	N/M
Representation and warranty benefit	4	7	6	4	2	(3)	(43)%	2	N/M
Other noninterest income	10	10	36	9	7	—	—%	3	43%
Total noninterest income	100	98	156	128	105	2	2%	(5)	(5)%
Noninterest Expense
Compensation and benefits	72	66	69	66	68	6	9%	$4	6%
Commissions	10	15	16	14	10	(5)	(33)%	$—	—%
Occupancy and equipment	22	21	21	21	22	1	5%	$—	—%
Asset resolution	—	1	2	1	—	(1)	N/M	$—	#DIV/0!
Federal insurance premiums	—	2	3	3	—	(2)	(100)%	$—	#DIV/0!
Loan processing expense	12	15	13	15	12	(3)	(20)%	$—	—%
Legal and professional expense	7	9	5	6	9	(2)	(22)%	$(2)	(22)%
Other noninterest expense	17	13	13	13	16	4	31%	$1	6%
Total noninterest expense	140	142	142	139	137	(2)	(1)%	3	2%
Income before income taxes	40	42	87	69	60	(2)	(5)%	(20)	(33)%
Provision for income taxes	13	14	30	22	21	(1)	(7)%	$(8)	(38)%
Net income	$27	$28	$57	$47	$39	$(1)	(4)%	$(12)	(31)%
Income per share
Basic	$0.47	$0.50	$0.98	$0.67	$0.56	$(0.03)	(6)%	$(0.09)	(16)%
Diluted	$0.46	$0.49	$0.96	$0.66	$0.54	$(0.03)	(6)%	$(0.08)	(15)%
N/M - Not meaningful

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Selected Mortgage Statistics:
Mortgage loans originated (1)	$5,912	$8,573	$6,352
Mortgage loans sold and securitized	$4,484	$8,422	$6,948
Mortgage rate lock commitments (gross)	$7,377	$7,611	$8,762
Selected Ratios:
Interest rate spread (2)	2.49%	2.49%	2.50%
Net interest margin	2.67%	2.67%	2.66%
Net margin on loans sold and securitized	1.06%	0.68%	0.94%
Return on average assets	0.76%	0.78%	1.16%
Return on average equity	7.88%	8.60%	10.08%
Return on average common equity	7.88%	8.60%	12.15%
Efficiency ratio	76.8%	76.7%	74.5%
Equity-to-assets ratio (average for the period)	9.59%	9.05%	11.52%
Average Balances:
Average common shares outstanding	56,921,605	56,607,933	56,513,715
Average fully diluted shares outstanding	58,072,563	57,824,854	57,600,984
Average interest-earning assets	$12,343	$12,817	$11,871
Average interest-paying liabilities	$10,319	$10,222	$9,823
Average stockholders' equity	$1,346	$1,312	$1,561

	March 31, 2017	December 31, 2016	March 31, 2016
Selected Statistics:
Book value per common share	$24.03	$23.50	$22.82
Number of common shares outstanding	57,043,565	56,824,802	56,557,895
Number of FTE employees	2,948	2,886	2,771
Number of bank branches	99	99	99
Ratio of allowance for loan losses to LHFI (3)	2.37%	2.37%	2.93%
Ratio of allowance for loan losses to LHFI and loans with government guarantees (3)	2.25%	2.23%	2.70%
Ratio of nonperforming assets to total assets	0.27%	0.39%	0.49%
Equity-to-assets ratio	8.92%	9.50%	11.34%
Common equity-to-assets ratio	8.92%	9.50%	9.40%
MSR Key Statistics and Ratios:
Weighted average service fee (basis points)	26.7	26.7	28.2
Capitalized value of mortgage servicing rights	1.10%	1.07%	1.06%
Mortgage servicing rights to Tier 1 capital	23.1%	26.7%	19.3%

(1)	Includes residential first mortgage and second mortgage loans.

(2)
Interest rate spread is the difference between the annualized yield earned on average interest-earning assets for the period and the annualized rate of interest paid on average interest-bearing liabilities for the period.

(3)	Excludes loans carried under the fair value option.

Flagstar Bancorp, Inc.
Earnings Per Share
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Net income	27	28	39
Deferred cumulative preferred stock dividends (1)	—	—	(8)
Net income applicable to common stockholders	$27	$28	$31
Weighted average shares
Weighted average common shares outstanding	56,921,605	56,607,933	56,513,715
Effect of dilutive securities
May Investor warrants	49,149	151,560	305,219
Stock-based awards	1,101,809	1,065,361	782,050
Weighted average diluted common shares	58,072,563	57,824,854	57,600,984
Earnings per common share
Basic earnings per common share	$0.47	$0.50	$0.56
Effect of dilutive securities
May Investor warrants	—	—	—
Stock-based awards	(0.01)	(0.01)	(0.02)
Diluted earnings per common share	$0.46	$0.49	$0.54

(1)
Under the terms of the Series C Preferred Stock, we elected to defer dividends beginning with the February 2012 dividend. In July 2016, we ended the deferral and brought current our previously deferred dividends and redeemed the stock.

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	Three Months Ended
	March 31, 2017			December 31, 2016			March 31, 2016
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$3,286	$32	3.87%	$3,321	$29	3.55%	$2,909	$28	3.81%
Loans held-for-investment
Consumer loans (1)	2,857	26	3.60%	2,691	24	3.55%	3,314	29	3.52%
Commercial loans (1)	2,782	29	4.19%	3,472	35	4.06%	2,354	23	3.91%
Total loans held-for-investment	5,639	55	3.89%	6,163	59	3.84%	5,668	52	3.68%
Loans with government guarantees	342	4	4.61%	389	4	4.23%	475	4	3.05%
Investment securities	3,012	19	2.51%	2,845	18	2.53%	2,692	17	2.51%
Interest-earning deposits	64	—	0.86%	99	1	0.51%	127	—	0.52%
Total interest-earning assets	12,343	$110	3.55%	12,817	$111	3.46%	11,871	$101	3.39%
Other assets	1,700			1,672			1,672
Total assets	$14,043			$14,489			$13,543
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$507	$—	0.18%	$521	$—	0.21%	$445	$—	0.13%
Savings deposits	3,928	7	0.76%	3,840	7	0.77%	3,722	7	0.79%
Money market deposits	276	1	0.46%	256	—	0.43%	243	—	0.36%
Certificates of deposit	1,073	3	1.06%	1,079	3	1.05%	856	2	0.92%
Total retail deposits	5,784	11	0.75%	5,696	10	0.75%	5,266	9	0.74%
Government deposits
Demand deposits	235	—	0.39%	211	—	0.39%	256	—	0.39%
Savings deposits	459	1	0.52%	470	1	0.52%	419	1	0.52%
Certificates of deposit	318	—	0.63%	352	1	0.60%	412	1	0.47%
Total government deposits	1,012	1	0.52%	1,033	2	0.52%	1,087	2	0.47%
Wholesale deposits and other	8	—	0.39%	—	—	—%	—	—	—%
Total interest-bearing deposits	6,804	12	0.72%	6,729	12	0.72%	6,353	11	0.69%
Short-term Federal Home Loan Bank advances and other	1,822	3	0.73%	1,427	1	0.50%	1,662	2	0.38%
Long-term Federal Home Loan Bank advances	1,200	6	1.87%	1,573	5	1.24%	1,560	7	1.86%
Other long-term debt	493	6	5.04%	493	6	4.89%	248	2	3.22%
Total interest-bearing liabilities	10,319	27	1.06%	10,222	24	0.97%	9,823	22	0.89%
Noninterest-bearing deposits (2)	1,991			2,504			1,697
Other liabilities	387			451			462
Stockholders' equity	1,346			1,312			1,561
Total liabilities and stockholders' equity	$14,043			$14,489			$13,543
Net interest-earning assets	$2,024			$2,595			$2,048
Net interest income		$83			$87			$79
Interest rate spread (3)			2.49%			2.49%			2.50%
Net interest margin (4)			2.67%			2.67%			2.66%
Ratio of average interest-earning assets to interest-bearing liabilities			119.6%			125.4%			120.9%
Total average deposits	$8,795			$9,233			$8,050

(1)
Consumer loans include: residential first mortgage, second mortgage, HELOC and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and warehouse lending loans.

(2)	Includes noninterest-bearing company-controlled deposits that arise due to the servicing of loans for others.

(3)	Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.

(4)	Net interest margin is net interest income divided by average interest-earning assets.

Regulatory Capital - Bancorp
(Dollars in millions)
(Unaudited)

	March 31, 2017		December 31, 2016		September 30, 2016		June 30, 2016		March 31, 2016
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted tangible assets)	$1,277	9.31%	$1,256	8.88%	$1,225	8.88%	$1,514	11.59%	$1,453	11.04%
Total adjusted tangible asset base	$13,716		$14,149		$13,798		$13,068		$13,167
Tier 1 common equity (to risk weighted assets)	$1,071	12.32%	$1,084	13.06%	$1,056	12.04%	$1,086	13.55%	$1,032	13.96%
Tier 1 capital (to risk weighted assets)	$1,277	14.70%	$1,256	15.12%	$1,225	13.98%	$1,514	18.89%	$1,453	19.67%
Total capital (to risk weighted assets)	$1,389	15.98%	$1,363	16.41%	$1,338	15.26%	$1,618	20.19%	$1,549	20.97%
Risk weighted asset base	$8,689		$8,305		$8,767		$8,014		$7,387

Regulatory Capital - Bank
(Dollars in millions)
(Unaudited)

	March 31, 2017		December 31, 2016		September 30, 2016		June 30, 2016		March 31, 2016
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted tangible assets)	$1,477	10.74%	$1,491	10.52%	$1,459	10.55%	$1,576	12.03%	$1,509	11.43%
Total adjusted tangible asset base	$13,754		$14,177		$13,824		$13,102		$13,200
Tier 1 common equity (to risk weighted assets)	$1,477	16.93%	$1,491	17.90%	$1,459	16.59%	$1,576	19.58%	$1,509	20.34%
Tier 1 capital (to risk weighted assets)	$1,477	16.93%	$1,491	17.90%	$1,459	16.59%	$1,576	19.58%	$1,509	20.34%
Total capital (to risk weighted assets)	$1,588	18.20%	$1,598	19.18%	$1,571	17.87%	$1,679	20.86%	$1,605	21.63%
Risk weighted asset base	$8,726		$8,332		$8,794		$8,048		$7,421

Loan Originations (Dollars in millions) (Unaudited)
	Three Months Ended
	March 31, 2017		December 31, 2016		March 31, 2016
Consumer loans
Mortgage (1)	$5,912	95.1%	$8,573	97.3%	$6,352	98.3%
Other consumer (2)	47	0.8%	46	0.5%	27	0.4%
Total consumer loans	5,959	95.9%	8,619	97.8%	6,379	98.7%
Commercial loans (3)	257	4.1%	191	2.2%	84	1.3%
Total loan originations	$6,216	100.0%	$8,810	100.0%	$6,463	100.0%

(1)	Includes residential first mortgage and second mortgage loans.

(2)	Includes HELOC and other consumer loans.

(3)	Includes commercial real estate and commercial and industrial loans.

Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	March 31, 2017		December 31, 2016		March 31, 2016
Consumer loans
Residential first mortgage	$2,463	41.3%	$2,327	38.3%	$2,410	42.8%
Second mortgage	86	1.4%	126	2.1%	129	2.3%
HELOC	290	4.9%	317	5.2%	366	6.5%
Other	27	0.5%	28	0.5%	31	0.5%
Total consumer loans	2,866	48.1%	2,798	46.1%	2,936	52.1%
Commercial loans
Commercial real estate	1,399	23.5%	1,261	20.8%	851	15.1%
Commercial and industrial	854	14.3%	769	12.7%	571	10.1%
Warehouse lending	840	14.1%	1,237	20.4%	1,282	22.7%
Total commercial loans	3,093	51.9%	3,267	53.9%	2,704	47.9%
Total loans held-for-investment	$5,959	100.0%	$6,065	100.0%	$5,640	100.0%

Residential Loans Serviced
(Dollars in millions)
(Unaudited)

	March 31, 2017		December 31, 2016		March 31, 2016
	Unpaid Principal Balance	Number of accounts	Unpaid Principal Balance	Number of accounts	Unpaid Principal Balance	Number of accounts
Serviced for own loan portfolio (1)	$7,369	33,766	$5,816	29,244	$5,293	29,078
Serviced for others	26,763	116,965	31,207	133,270	26,613	118,768
Subserviced for others (2)	48,940	242,445	43,127	220,075	40,437	206,033
Total residential loans serviced	$83,072	393,176	$80,150	382,589	$72,343	353,879

(1)
Includes loans held-for-investment (residential first mortgage, second mortgage and HELOC), loans-held-for-sale (residential first mortgage), loans with government guarantees (residential first mortgage), and repossessed assets.

(2)	Includes temporary short-term subservicing performed as a result of sales of servicing-released mortgage servicing rights. Includes repossessed assets.

Allowance for Loan Losses
(Dollars in millions)
(Unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016

Allowance for loan losses	$141	$142	$162
Charge-offs
Consumer loans
Residential first mortgage	(4)	(3)	(11)
Second mortgage	—	—	(1)
HELOC	—	—	(1)
Other	(1)	(1)	(1)
Total consumer loans	(5)	(4)	(14)
Total commercial loans	—	—	—
Total charge-offs	$(5)	$(4)	$(14)
Recoveries
Consumer loans
Residential first mortgage	—	1	—
HELOC	—	—	1
Other	1	—	1
Total consumer loans	1	1	2
Commercial loans
Commercial real estate	—	1	—
Total commercial loans	—	1	—
Total recoveries	1	2	2
Charge-offs, net of recoveries	$(4)	$(2)	$(12)
Net charge-offs to LHFI ratio (annualized) (1)	0.27%	0.13%	0.86%
Net charge-offs ratio, adjusted (annualized) (1)(2)	0.07%	0.07%	0.20%
Net charge-offs/(recoveries) to LHFI ratio (annualized) by loan type (1)
Residential first mortgage	0.60%	0.38%	1.50%
Second mortgage	0.51%	(0.92)%	4.72%
HELOC and consumer	0.24%	0.50%	0.69%
Commercial real estate	(0.02)%	(0.05)%	(0.02)%
Commercial and industrial	(0.01)%	(0.12)%	(0.01)%

(1)	Excludes loans carried under the fair value option.

(2)
Excludes charge-offs of $1 million, zero, and $6 million related to the sale of nonperforming loans, TDRs and non-agency loans during the three months ended March 31, 2017, December 31, 2016, and March 31, 2016, respectively. Also excludes charge-offs related to loans with government guarantees of $2 million, $1 million, and $3 million during the three months ended March 31, 2017, December 31, 2016, and March 31, 2016, respectively.

Composition of Allowance for Loan Losses
(Dollars in millions)
(Unaudited)

March 31, 2017	March 31, 2017	December 31, 2016
Consumer loans
Residential first mortgage	$61	$65
Second mortgage	7	8
HELOC	14	16
Other	1	1
Total consumer loans	83	90
Commercial loans
Commercial real estate	32	28
Commercial and industrial	20	17
Warehouse lending	6	7
Total commercial loans	58	52
Total allowance for loan losses	$141	$142

Nonperforming Loans and Assets
(Dollars in millions)
(Unaudited)

	March 31, 2017	December 31, 2016	March 31, 2016
Nonperforming loans	$17	$22	$27
Nonperforming TDRs	5	8	6
Nonperforming TDRs at inception but performing for less than six months	6	10	20
Total nonperforming loans held-for-investment	28	40	53
Real estate and other nonperforming assets, net	13	14	14
Nonperforming assets held-for-investment, net (1)	$41	$54	$67

Ratio of nonperforming assets to total assets	0.27%	0.39%	0.49%
Ratio of nonperforming loans held-for-investment to loans held-for-investment	0.47%	0.67%	0.95%
Ratio of nonperforming assets to loans held-for-investment and repossessed assets	0.69%	0.90%	1.20%
Ratio of nonperforming assets to Tier 1 capital + allowance for loan losses	2.90%	3.93%	4.15%

(1)	Does not include nonperforming loans held-for-sale of $21 million, $6 million, and $6 million at March 31, 2017, December 31, 2016, and March 31, 2016, respectively.

Asset Quality - Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days (1)	Total Past Due	Total Loans Held-for-Investment
March 31, 2017
Consumer loans	$4	$1	$28	$33	$2,866
Commercial loans	—	—	—	—	3,093
Total loans	$4	$1	$28	$33	$5,959
December 31, 2016
Consumer loans	$8	$2	$40	$50	$2,798
Commercial loans	—	—	—	—	3,267
Total loans	$8	$2	$40	$50	$6,065
March 31, 2016
Consumer loans	8	3	52	$63	$2,936
Commercial loans	—	—	1	1	2,704
Total loans	$8	$3	$53	$64	$5,640

(1)	Includes performing nonaccrual loans that are less than 90 days delinquent and for which interest cannot be accrued.

Representation and Warranty Reserve
(Dollars in millions)
(Unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Balance at beginning of period	$27	$32	$40
Provision (benefit)
Gain on sale reduction for representation and warranty liability	—	1	2
Representation and warranty provision (benefit)	(4)	(7)	(2)
Total	(4)	(6)	—
(Charge-offs) recoveries, net	—	1	—
Balance at end of period	$23	$27	$40

Troubled Debt Restructurings
(Dollars in millions)
(Unaudited)

	TDRs
	Performing	Nonperforming	Total
March 31, 2017
Consumer loans	$48	$11	$59
Total TDR loans	$48	$11	$59
December 31, 2016
Consumer loans	$67	$18	$85
Total TDR loans	$67	$18	$85
March 31, 2016
Consumer loans	$75	$25	$100
Commercial loans	—	1	1
Total TDR loans	$75	$26	$101

Non-GAAP Reconciliation
(Dollars in millions)
(Unaudited)

Basel III (transitional) to Basel III (fully phased-in) reconciliation. On January 1, 2015, the Basel III rules became effective, subject to transition provisions primarily related to regulatory deductions and adjustments impacting common equity Tier 1 capital and Tier 1 capital. We have transitioned to the Basel III framework beginning in January 2015 and are subject to a phase-in period extending through 2018. Accordingly, the calculations provided below are estimates. These measures are considered to be non-GAAP financial measures because they are not formally defined by GAAP and the Basel III implementation regulations will not be fully phased-in until January 1, 2019. The regulations are subject to change as clarifying guidance becomes available and the calculations currently include our interpretations of the requirements including informal feedback received through the regulatory process. Other entities may calculate the Basel III ratios differently from ours based on their interpretation of the guidelines. Since analysts and banking regulators may assess our capital adequacy using the Basel III framework, we believe that it is useful to provide investors information enabling them to assess our capital adequacy on the same basis.

March 31, 2017	Common Equity Tier 1 (to Risk Weighted Assets)	Tier 1 Leverage (to Adjusted Tangible Assets)	Tier 1 Capital (to Risk Weighted Assets)	Total Risk-Based Capital (to Risk Weighted Assets)
	(Dollars in millions) (Unaudited)
Flagstar Bancorp (the Company)
Regulatory capital – Basel III (transitional) to Basel III (fully phased-in)
Basel III (transitional)	$1,071	$1,277	$1,277	$1,389
Increased deductions related to deferred tax assets, mortgage servicing rights and other capital components	(119)	(85)	(85)	(83)
Basel III (fully phased-in) capital	$952	$1,192	$1,192	$1,306
Risk-weighted assets – Basel III (transitional) to Basel III (fully phased-in)
Basel III assets (transitional)	$8,689	$13,716	$8,689	$8,689
Net change in assets	131	(85)	131	131
Basel III (fully phased-in) assets	$8,820	$13,631	$8,820	$8,820
Capital ratios
Basel III (transitional)	12.32%	9.31%	14.70%	15.98%
Basel III (fully phased-in)	10.79%	8.75%	13.52%	14.81%

March 31, 2017	Common Equity Tier 1 (to Risk Weighted Assets)	Tier 1 Leverage (to Adjusted Tangible Assets)	Tier 1 Capital (to Risk Weighted Assets)	Total Risk-Based Capital (to Risk Weighted Assets)
Flagstar Bank (the Bank)	(Dollars in millions) (Unaudited)
Regulatory capital – Basel III (transitional) to Basel III (fully phased-in)
Basel III (transitional)	$1,477	$1,477	$1,477	$1,588
Increased deductions related to deferred tax assets, mortgage servicing rights and other capital components	(60)	(60)	(60)	(56)
Basel III (fully phased-in) capital	$1,417	$1,417	$1,417	$1,532
Risk-weighted assets – Basel III (transitional) to Basel III (fully phased-in)
Basel III assets (transitional)	$8,726	$13,754	$8,726	$8,726
Net change in assets	262	(61)	262	262
Basel III (fully phased-in) assets	$8,988	$13,693	$8,988	$8,988
Capital ratios
Basel III (transitional)	16.93%	10.74%	16.93%	18.20%
Basel III (fully phased-in)	15.77%	10.35%	15.77%	17.04%

Adjusted Noninterest Expense and Adjusted Efficiency Ratio. In addition to analyzing the Company's results on a reported basis, management reviews the Company's results and the results on an adjusted basis. These non-GAAP measures reflect the adjustment of the reported U.S.GAAP results for significant items that management does not believe are reflective of the Company's current and ongoing operations. The Company believes that adjusted noninterest expense and an adjusted efficiency ratio based on these non-GAAP measures provide a meaningful representation of its operating performance on an ongoing basis. These are measures that management uses to assess performance of the Company against its peers and evaluate overall performance. The Company believes these non-GAAP financial measures provide useful information for investors, securities analysts and others because they provide a tool to evaluate the Company’s performance on an ongoing basis and compared to its peers.

The following table provides a reconciliation of non-GAAP financial measures.

Three Months Ended
March 31, 2017
(Dollars in millions) (Unaudited)
Total noninterest expense	$140
Adjustment to remove seasonal payroll taxes	(6)
Adjustment to remove acquisition-related costs	(1)
Total adjusted noninterest expense	$133

Net interest income	$83
Total noninterest income	$100

Efficiency Ratio	76.8%
Adjustment to remove seasonal payroll taxes	(3.3)%
Adjustment to remove acquisition-related costs	(0.5)%
Adjusted Efficiency Ratio	73.0%